Exhibit 99.1

NanoString Technologies Releases Operating Results for First Quarter of 2019
SEATTLE - May 9, 2019 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the first quarter of 2019.
First Quarter Financial Highlights

•	Total product and service revenue of $21.4 million, 18% year-over-year growth

•	Consumables revenue of $14.5 million, including $2.3 million of Prosigna® IVD kits, 25% year-over-year growth

•	Instrument revenue of $4.3 million, 8% year-over-year decline

•	Service revenue of $2.6 million, 39% year-over-year growth

•	Collaboration revenue recognized of $6.3 million and cash received from collaborators of $2.9 million

“This year is off to a great start with healthy growth in our core nCounter® business and increased customer excitement for our GeoMx™ Digital Spatial Profiler (DSP) and the emerging field of spatial genomics. nCounter growth was driven by immuno-oncology applications that contributed to an increase in panel sales of more than 40% over the prior year,” said Brad Gray, president and CEO of NanoString. “Our pre-launch activities for GeoMx systems stimulated additional customer interest resulting in cumulative DSP orders that totaled more than 40 instruments at quarter end. In parallel with the commercial launch of GeoMx DSP, we announced important partnerships with Bio-Techne, Abcam and Leica Biosystems that build an ecosystem of technologies to automate the workflow and expand consumable content for GeoMx.”
Recent Business Highlights
nCounter Platform

•	Increased installed base to approximately 760 nCounter Analysis Systems at March 31, 2019, as compared to approximately 640 systems in the prior year

•	Announced that a record number of nearly 60 nCounter-based abstracts were presented at the 2019 meeting of the American Association of Cancer Research (AACR) in Atlanta, GA

•	Surpassed 2,500 cumulative peer-reviewed publications of studies utilizing nCounter technology
GeoMx Digital Spatial Profiling (DSP) Platform

•	Commercially launched GeoMx DSP during the AACR conference in Atlanta, GA

•	Generated additional GeoMx DSP system bookings prior to commercial launch, bringing cumulative orders that total more than 40 instruments as of March 31, 2019

•
Partnered with Bio-Techne to co-develop integrated workflow and accelerate the development of new tools for spatial genomics. This collaboration leverages the power of RNAscope® reagents for visualizing molecular RNA targets, and GeoMx DSP data for high-plex profiling and quantification of RNA

•
Partnered with Abcam to expand the menu of antibodies for GeoMx DSP. Abcam will provide access to its portfolio of over 6,000 recombinant monoclonal antibodies to create bespoke antibody content for GeoMx

•
Entered into an agreement with Leica Biosystems, a Danaher company, to co-market GeoMx DSP and Leica’s BOND® RX platform for high-throughput spatial analysis. BOND RX customers will have access to automated protocols for GeoMx assays to reduce hands-on time and improve consistency of sample preparation.

•	Announced the highlights of thirteen posters utilizing GeoMx DSP that were presented at the 2019 AACR meeting
Finance

•
Completed an underwritten public offering of 5,175,000 shares, of which 3,175,000 shares were sold on behalf of the Company and 2,000,000 shares were sold on behalf of a related party. The offering was completed at a price of $23 per share and generated net proceeds for the Company of approximately $68.3 million.

First Quarter Financial Results
Product and service revenue for the three months ended March 31, 2019 increased by 18% to $21.4 million, as compared to $18.0 million for the first quarter of 2018. Instrument revenue was $4.3 million, a reduction of 8% compared to the prior year period. Consumables revenue, excluding Prosigna, was $12.1 million, an increase of 30% compared to the prior year period, with growth driven primarily by sales of our panel products. Prosigna IVD kit revenue was $2.3 million, an increase of 7% compared to the prior year period, with growth driven by sales in territories outside of the United States. Service revenue was $2.6 million, an increase of 39% compared to the prior year period, reflecting continued growth in demand for our GeoMx DSP Technology Access Program and increased service contracts associated with our growing installed base of nCounter instruments. Gross margin on product and service revenue was 59% compared to 57% in the prior year period, driven primarily by strong consumable sales in the first quarter.
Collaboration revenue totaled $6.3 million, compared to $5.0 million for the prior year period, and was derived primarily from our collaborations with Lam Research and Celgene Corporation. Cash received from collaborators totaled $2.9 million during the quarter, primarily reflecting expected activity relating to our collaboration with Lam Research.
Research and development expense increased by 16% to $16.0 million compared to $13.8 million for the prior year period, reflecting continued investments in our GeoMx DSP and Hyb & Seq technologies. Selling, general and administrative expense increased by 21% to $23.4 million compared to $19.4 million for the prior year period, primarily reflecting increased investment in personnel and commercial launch activities related to GeoMx DSP, as well as higher professional and consulting fees relating to activities supporting our compliance with the Sarbanes Oxley Act and other regulatory matters.
Net loss was $21.9 million, or a loss of $0.69 per share, compared with $19.2 million, or $0.75 per share, for the prior year period.
Outlook for 2019
The company reiterated its guidance for 2019, which includes:

•	Product and service revenue of $98 million to $103 million, including approximately $6 million to $8 million of revenue recorded from sales of GeoMx DSP

•	Total revenue of $118 million to $123 million, which includes product and service revenue plus approximately $20 million of collaboration revenue

•	Gross margin on product and service revenue of 57% to 59%

•	Selling, general and administrative expenses of $82 million to $84 million

•	Research and development expenses of $62 million to $64 million, to be partially offset by approximately $20 million expected to be received from Lam Research

•	GAAP net loss of $74 million to $78 million

•	Net loss per share of $2.30 to $2.45

•	Expect total use of cash of $55 million to $60 million for 2019
Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers. Please reference Conference ID 9949158. To listen to a live webcast, please visit the investor relations section of the company’s website at www.nanostring.com. A replay of the call will be available beginning May 9, 2019 at 7:30pm ET through midnight ET on May 16, 2019. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 9949158. The webcast will also be available on the company’s website for one year following the completion of the call.
About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for translational research and molecular diagnostic products. The company's nCounter® Analysis System is used in life sciences research and has been cited in more than 2,500 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's GeoMx™ Digital Spatial Profiler enables highly-multiplexed spatial profiling of RNA and protein targets in a variety of sample types, including FFPE tissue sections. The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. For more information, please visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations for future revenue growth, the impact of new products and expansion into new markets, the company’s anticipated uses or sources of cash, the growth trajectory of the company’s nCounter franchise, the anticipated launch of new platforms, the anticipated benefits of the company’s collaboration relationships, the timing of development funding and the company’s estimated 2019 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, Hyb & Seq, nCounter and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions. All other trademarks are the property of their respective owners. All rights reserved.
Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2019	2018
Revenue:
Instruments	$4,318	$4,674
Consumables	12,146	9,357
In vitro diagnostic kits	2,314	2,166
Services	2,572	1,848
Total product and service revenue	21,350	18,045
Collaboration	6,338	5,040
Total revenue	27,688	23,085
Costs and expenses:
Cost of product and service revenue	8,709	7,695
Research and development	16,027	13,832
Selling, general and administrative	23,436	19,437
Total costs and expenses (a) (b)	48,172	40,964
Loss from operations	(20,484)	(17,879)
Other income (expense):
Interest income	523	238
Interest expense	(1,748)	(1,563)
Other (expense) income, net	(110)	65
Total other (expense), net	(1,335)	(1,260)
Net loss before provision for income taxes	(21,819)	(19,139)
Provision for income taxes	(79)	(63)
Net loss	$(21,898)	$(19,202)
Net loss per share, basic and diluted	$(0.69)	$(0.75)
Shares used in calculating basic and diluted net loss per share	31,569	25,479

(a) Includes $2.9 million of stock-based compensation expense for both three month periods ended March 31, 2019 and 2018.
(b) Includes $1.2 million and $0.9 million of depreciation and amortization expense for the three months ended March 31, 2019 and 2018, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$84,109	$24,356
Short-term investments	58,288	69,641
Accounts receivable, net	18,081	17,279
Inventory, net	12,971	13,173
Prepaid expenses and other	8,642	7,258
Total current assets	182,091	131,707
Property and equipment, net	14,405	15,171
Operating lease right-of-use assets	23,605	—
Other assets	642	680
Total assets	$220,743	$147,558
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,750	$8,636
Accrued liabilities	4,840	3,705
Accrued compensation and other employee benefits	7,289	12,060
Customer deposits	5,941	8,167
Deferred revenue, current portion	9,476	9,890
Deferred rent, current portion	—	657
Operating lease liabilities, current portion	3,413	—
Total current liabilities	37,709	43,115
Deferred revenue, net of current portion	1,201	1,620
Deferred rent and other liabilities, net of current portion	109	7,558
Long-term debt, net of discounts	58,930	58,396
Operating lease liabilities, net of current portion	28,194	—
Total liabilities	126,143	110,689
Total stockholders’ equity	94,600	36,869
Total liabilities and stockholders’ equity	$220,743	$147,558